Exhibit 77(d)


                  Policies with Respect to Security Investments

Effective April 30, 2007 ING Global Real Estate Fund was allowed to invest in emerging securities markets.

Effective April 30, 2007, ING Pioneer Mid Cap Value Portfolio was allowed to invest in ETFs that invest in equity securities and equity interest in REITs.

Effective July 16, 2007, ING Wells Fargo Disciplined Value Portfolio was allowed to invest in large- and small-capitalization companies, in addition to the mid-capitalization companies in which it generally invests.

Effective June 1, 2007, ING EquitiesPlus Portfolio may invest in credit default swaps.

Effective April 30, 2007, the strategy for ING MFS Total Return Portfolio was revised to reflect the following:

      The Sub-Adviser invests in equity securities and debt instruments. The Sub-Adviser seeks to invest between 40% and 75% of the Portfolio's net assets in equity securities and at least 25% of the Portfolio's total assets in fixed income senior securities.

      The Sub-Adviser may invest up to 25% of the Portfolio's assets in foreign securities, including up to 10% in emerging markets securities.

      The Sub-Adviser focuses on investing the Portfolio's assets in stock of companies that it believes are undervalued compared to their perceived worth (value companies). Value companies tend to have stock prices that are low relative to their earnings, dividends, assets or other financial measures.

      While the Sub-Adviser may invest the Portfolio's assets in companies of any size, the Sub-Adviser generally focuses on companies with large capitalizations.

      The Sub-Adviser generally invests substantially all of the Portfolio's investments in investment grade debt instruments.
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      The Sub-Adviser may invest the Portfolio's assets in mortgage dollar rolls.

      The Sub-Adviser may also invest the Portfolio's assets in derivatives.

      The Sub-Adviser uses a bottom-up investment approach in buying and selling investments for the Portfolio. Investments are selected primarily based on fundamental analysis of issuers or instruments in light of market, economic, political and regulatory conditions. Factors considered for equity securities may include analysis of earnings, cash flows, competitive position and management ability. Quantitative analysis of these and other factors may also be considered. Factors considered for debt instruments may include the instrument's credit quality, collateral characteristics and indenture provisions and the issuer's management ability, capital structure, leverage and ability to meet its current obligations. Quantitative analysis of the structure of a debt instrument and its features may also be considered.

      Equity Securities: Equity securities represent an ownership interest, or the right to acquire an ownership interest, in a company or other issuer. Different types of equity securities provide different voting and dividend rights and priorities in the event of bankruptcy of the issuer. Equity securities include common stocks, preferred stocks, securities convertible into stock, and depository receipts for those securities.

      Debt Instruments: Debt instruments represent obligations of corporations, governments and other entities to repay money borrowed. The issuer or borrower usually pays a fixed, variable or floating rate of interest, and must repay the amount borrowed, usually at the maturity of the instrument. Some debt instruments, such as zero coupon bonds, do not pay current interest but are sold at a discount from their face values. Other debt instruments, such as certain mortgage-backed and other asset-backed securities, make periodic payments of interest and/or principal. Some debt instruments are partially or fully secured by collateral supporting the payment of interest and principal.

      Corporate Bonds: Corporate bonds are debt instruments issued by domestic or foreign corporations or similar entities.

      U.S. Government Securities: U.S. Government securities are securities issued or guaranteed by the U.S. Treasury, by an agency or instrumentality of the U.S. Government, or by a U.S. Government-sponsored entity. Certain U.S. Government securities may not be supported as to the payment of principal and interest by the full faith and credit of the U.S. Treasury or the ability to borrow from the U.S. Treasury. Some U.S. Government securities may be supported as to the payment of principal and interest only by the credit of the entity issuing or guaranteeing the security.

      Collateralized Instruments: Collateralized instruments include mortgage-backed securities and other interests in pools of assets, such as loans or receivables. Payment of principal and interest generally depends on the cash flows generated by the underlying assets and the terms of the instrument. Certain collateralized instruments offer multiple classes that differ in terms of their priority to receive principal and/or interest payments under the terms of the instrument. Collateralized instruments typically involve a third party responsible for servicing the instrument and performing operational functions such as collecting and aggregating principal, interest and escrow payments, accounting and loan analysis.

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      Municipal Instruments: Municipal instruments are issued to raise money for a variety of public and private purposes, including general financing for state and local governments, or financing for a specific project or public facility. Municipal instruments include general obligation bonds of municipalities, local or state governments, project or revenue-specific bonds, municipal lease obligations, and prerefunded or escrowed bonds. Municipal instruments may be fully or partially supported by the local government, by the credit of a private issuer, by the current or anticipated revenues from a specific project or assets, by the issuer's pledge to make annual appropriations for lease payments, or by domestic or foreign entities providing credit support, such as letters of credit, guarantees, or insurance.

      Foreign Government Securities: Foreign government securities are debt instruments issued, guaranteed, or supported, as to the payment of principal and interest, by foreign governments, foreign government agencies, foreign semi-governmental entities or supranational entities, or debt instruments issued by entities organized and operated for the purpose of restructuring the outstanding foreign government securities. Foreign government securities may not be supported as to the payment of principal and interest by the full faith and credit of the foreign government.

      Inflation-Adjusted Debt Instruments: Inflation-adjusted debt instruments are debt instruments whose principal and/or interest are adjusted for inflation. Inflation-adjusted debt instruments issued by the U.S. Treasury pay a fixed rate of interest that is applied to an inflation-adjusted principal amount. The principal amount is adjusted based on changes in the Consumer Price Index. The principal due at maturity is typically equal to the inflation-adjusted principal amount, or to the instrument's original par value, whichever is greater. Other types of inflation-adjusted debt instruments may use other methods of adjusting for inflation, and other measures of inflation. Other issuers of inflation-adjusted debt instruments include U.S. Government agencies, instrumentalities and sponsored entities, corporations, and foreign governments.

      Mortgage Dollar Rolls: Mortgage dollar rolls are simultaneous agreements with a third party both to sell a mortgage-backed security and to purchase a similar security from the third party on a later date, for an agreed-upon price.

      Derivatives: Derivatives are financial instruments whose value is based on the value of one or more indicators, such as a security, asset, currency, interest rate, credit rating or index. Derivatives often involve a counterparty to the transaction. Derivatives include futures, forward contracts, options, structured notes, indexed securities, inverse floating rate instruments, swaps, caps, floors, and collars.

      The Portfolio may lend portfolio securities on a short-term or long-term basis, up to 33 1/3% of its total assets.
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Effective April 30, 2007, the strategy for ING MFS Utilities Portfolio was revised to reflect the following:

      The Sub-Adviser normally invests at least 80% of the Portfolio's net assets in securities of issuers in the utilities industry. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy. Issuers in the utilities sector include issuers engaged in the manufacture, production, generation, transmission, sale or distribution of electric, gas or other types of energy, water or other sanitary services, and issuers engaged in telecommunications, including telephone, cellular telephone, telegraph, satellite, microwave, cable television and other communications media (but not issuers engaged in public broadcasting).

      The Sub-Adviser may invest the Portfolio's assets in companies of any size.

      The Sub-Adviser may invest the Portfolio's assets in U.S. and foreign securities, including emerging market securities.

      The Sub-Adviser may invest the Portfolio's assets in debt instruments, including lower quality debt instruments, as well as equity securities.

      The Sub-Adviser primarily invests the Portfolio's investments in investment grade debt instruments, but may also invest in lower quality debt instruments.

      The Sub-Adviser may also invest the Portfolio's assets in derivatives.

      The Sub-Adviser uses a bottom-up investment approach in buying and selling investments for the Portfolio. Investments are selected primarily based on fundamental analysis of issuers or instruments in light of market, economic, political and regulatory conditions. Factors considered for equity securities may include earnings, cash flows, competitive position and management ability. Quantitative analysis of these and other factors may also be considered. Factors considered for debt instruments may include the instrument's credit quality, collateral characteristics and indenture provisions and the issuer's management ability, capital structure, leverage and ability to meet its current obligations. Quantitative analysis of the structure of a debt instrument and its features may also be considered..

      Equity Securities: Equity securities represent an ownership interest, or the right to acquire an ownership interest, in a company or other issuer. Different types of equity securities provide different voting and dividend rights and priorities in the event of bankruptcy of the issuer. Equity securities include common stocks, preferred stocks, securities convertible into stock, and depository receipts for those securities.

      Debt Instruments: Debt instruments represent obligations of corporations, governments and other entities to repay money borrowed. The issuer or borrower usually pays a fixed, variable or floating rate of interest, and must repay the amount borrowed, usually at the maturity of the instrument. Some debt instruments, such as zero coupon bonds, do not pay current interest but are sold at a discount from their face values. Other debt instruments, such as certain mortgage-backed and other asset-backed securities, make periodic payments of interest and/or principal. Some debt instruments are partially or fully secured by collateral supporting the payment of interest and principal.

      Lower Quality Debt Instruments: Lower quality debt instruments, commonly referred to as "high yield securities" or "junk bonds," are debt instruments of less than investment grade quality.

      Corporate Bonds: Corporate bonds are debt instruments issued by domestic or foreign corporations or similar entities.

      Derivatives: Derivatives are financial instruments whose value is based on the value of one or more indicators, such as a security, asset, currency, interest rate, credit rating or index. Derivatives often involve a counterparty to the transaction. Derivatives include futures, forward contracts, options, structured notes, indexed securities, inverse floating rate instruments, swaps, caps, floors and collars.

      The Portfolio may engage in frequent and active trading of portfolio securities to achieve its investment objective.